OMB APPROVAL

OMB Number:	3235-0059
Expires:	February 28, 2006
Estimated average burden hours per response	12.75

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Cavco Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

602-256-1522

May 25, 2005

[Name and address of stockholder]

Dear [Name of stockholder]:

As a follow-up to our recent conversation, we enclose an annual report and proxy statement to expedite your opportunity to review these materials. The “official” mailing, with proxy card, have been sent by our transfer agent to your registered address.

We ask for your support of item three, the 2005 Stock Incentive Plan, because it is important to the company. While the numbers might not conform to the unofficial evaluators of incentive programs, they make sense in our view.

I assume that you purchased our stock as somewhat of a special situation. Indeed the spin-off of a small company from a multi-billion dollar organization created a situation with special circumstances and needs and we have been running the company accordingly.

Initially a large portion of the shares allotted for stock incentives went to me and to our CFO, Operations Manager and to attract qualified directors. I had not joined Centex to run a small company and so when they approached me on the spin-off idea, they offered an incentive package that provided upside potential. I accepted a significant decrease in my compensation program, replacing it with a plan that placed virtually all emphasis on the future performance of the new entity. I also declined other opportunities that were available at the time.

The initial commitments to me, my fellow officers and the board have now been fulfilled. The problem is that we are left with few options available to grant. We want the ability in the years ahead to utilize stock incentives to help retain good middle and upper middle management people. We will also need to attract new people to support anticipated growth. And, if we were to become an acquirer, stock incentives could help keep key employees in the acquired entity.

Rules limit what we can say in this communication. We can tell you that Cavco will continue to be run with the first goal being to increase the value of our shareholders’ investment. That has been the focus of my entire business career, thirty-two years with public companies.

We will not do anything rash, wasteful or abusive. We will always endeavor to utilize sound business judgment. When we make mistakes, it will not be because we did not do our homework. You may want to review how some of our competitors utilize stock incentives. While we do not plan to mirror their significant programs, we do need to be mindful of what is available to good people. The proposed program will enable us to do that for a number of years to come.

As you review these materials, I respectfully request that you consider Cavco’s performance, examine management’s commitment to shareholders and be mindful of the relatively small, highly competitive environment that is manufactured housing. Please call if you have any questions or comments. Thanks for your support.

Sincerely,

/s/ JOSEPH H. STEGMAYER

Joseph H. Stegmayer
President